Exhibit 10.2
NON-DISCLOSURE CONFIDENTIALITY AND
INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT
Double-Take Software, Inc.
Jo Murciano (hereinafter referred to as the “executive”) hereby acknowledges that Double-Take Software Inc. (the “Company”), together with its subsidiaries and their respective predecessors (hereinafter referred to collectively as the “Corporation”), is engaged in the business of developing, selling, distributing, supporting, installing and servicing computer related software. The executive and the Corporation agree that the operation of the business and performance of the work of the Corporation involves special skills, knowledge, trade secrets, special techniques, procedures, and names and addresses of the customers, past and present, of the Corporation. The executive acknowledges that he is serving as an officer of the Company and is the Président of Double-Take Software SAS, a wholly-owned subsidiary of the Company (collectively, the “Service”) with the express understanding that all of the foregoing shall not be divulged or otherwise disclosed to anyone at any time.
It is further understood and agreed to by the executive, that during the time of his tenure of Service, that his time and efforts will be devoted to the Corporation’s business, and that he will not participate in any activity of a similar nature independently or with any other entity, in any capacity, (e.g. sales, consulting, engineering, supervision or hands on activity), without the consent of the Company. All computer program source code and information relating to such source code, trade secrets, books, manuals, bulletins, work papers, files, reports and other related materials accessed by the executive, received by the executive, or disclosed to the executive during the course of his tenure of Service for the Corporation, are the property of the Corporation and must be returned to the Corporation upon request or at the termination of executive’s tenure of Service, along with any reproductions of such documentation.
Executive agrees to hold in confidence and to refrain from using (other than in performing work for or on behalf of the Corporation) or disclosing to any third party, without prior written consent of Corporation, (a) information of the Corporation, its subsidiaries, affiliates or divisions, including information accessed by the executive, received by the executive, or disclosed to the executive during the course of his service to the Corporation, (b) information developed or delivered by executive during the term of executive’s service to the Corporation; and (c) information of third parties (e.g., existing or potential customers, partners,
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vendors, or distributors of the Corporation, its subsidiaries, affiliates or divisions) accessed by the executive, received by the executive, or disclosed to the executive during the course of his service to the Corporation (collectively, “Corporation Confidential Information”). Without limiting the foregoing, all computer program source code and information relating to such source code received, developed or delivered by executive in connection with his service to the Corporation shall be deemed confidential information of the Corporation and belong exclusively to the Corporation.
Executive agrees to provide the Corporation with all source code and complete source code documentation for all computer programs developed or modified by executive in the course of his service to the Corporation. Ownership of all right, title and interest in all intellectual property and proprietary information and materials, including without limitation, goods, code, materials, inventions, ideas, trade secrets, know-how, designs, models, databases, topography, mask works, processes, methods, technical information, data, specifications, drawings, works of authorship, manuals, brochures, models, algorithms, standards, diagrams, schematics and the like, created by executive during the time of his service to the Corporation and delivered by executive to the Corporation during the time of his service to the Corporation (collectively “Corporation Property”) is solely owned by the Corporation as a work made for hire under applicable copyright law. To the extent that any portion of the Corporation Property is not deemed a work made for hire and therefore solely owned by the Corporation, all right, title and interest in such Corporation Property is hereby assigned irrevocably to the Corporation, or where such an assignment is not possible under applicable law, a waiver of such right, title and interest is hereby made, including but not limited with respect to all copyrights, trademarks, trade secrets, patent and moral rights in such Corporation Property. Executive agrees to execute and return to the Corporation all documents required by the Corporation from time to time to evidence, document or, if necessary, to perfect such ownership or waiver, for any purpose desired by the Corporation, and hereby appoints the Corporation officers attorney-in-fact with full powers to execute such document itself in the event executive is unable to timely provide the Corporation with such signed documents. Executive agrees that it shall not make any use of any of the Corporation Property, during or after his tenure of Service, except in performing work for or on behalf of Corporation. Executive agrees to not assert, or cause to be asserted, any moral rights in the Corporation Property that the executive owns or controls against the Corporation, its current or future affiliates, customers, partners or sublicensees. For the purposes of this
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agreement, the term “moral rights” means the right of the author of a work to control the publication, attribution, modification, and integrity of such work, as well as any similar rights however referred to.
Executive shall not knowingly use, in any manner, any intellectual property or confidential information of a third party in performing work for or on behalf of the Corporation. Further, executive shall not use, in any manner, any intellectual property or confidential information belonging to executive in performing work for or on behalf of the Corporation (“Preexisting Property”); provided, however, should executive (1) have previously used any Preexisting Property in performing work for or on behalf of the Corporation and provided the Corporation with prior written notice of the planned use, or (2) desire to use any Preexisting Property in performing work for or on behalf of the Corporation and provides prior written notice to the Corporation of such planned use, he hereby grants to the Corporation Companies a royalty free, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicenses) to make use of and commercialize (including, without limitation, the rights to make, use, reproduce, distribute, create derivative works, and publicly display) any such Preexisting Property.
In the event the term of the executive’s tenure of Service shall expire or terminate, executive agrees to return to Corporation all Corporation Property and Corporation Confidential Information, in any form or format along with all whole or partial copies, and agrees that any electronic files or copies including Corporation Property and Corporation Confidential Information shall be deleted or otherwise purged so they are no longer accessible. Executive further agrees not to use or divulge any of the Corporation Property or Corporation Confidential Information, or to engage or participate, directly or indirectly, for himself or on behalf of or for the benefit of a third party, firm or corporation in developing products based on the Corporation Confidential Information or Corporation Property. Executive also agrees he will not participate, directly or indirectly, for himself or on behalf of or for the benefit of a third party, firm or corporation in soliciting competing products, services and/or solutions to the Corporation Companies’ existing customers or proposed customers (which were being solicited by the Corporation during the tenure of his Service) for a period of two (2) years after expiration or termination of his tenure of Service and will not encourage, induce or attempt to induce any employee of the Corporation to leave the employ of the Corporation for a period of two (2) years after expiration or termination of his tenure of Service.
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The executive agrees that these terms are so vitally important to the operation of the business of the Corporation, that any violation of the above conditions will result in the termination of his tenure of Service, forfeitures of any and all benefits and bonuses accrued, as well as entitling the Corporation to any injunctive relief allowed by Law. The executive further agrees that the compensation and benefits he has previously received for his Service and the compensation and benefits (including the Corporation’s severance policies, as the same may be amended from time to time) that he will continue to receive in connection with his tenure of Service is sufficient consideration for the terms of this agreement, including, without limitation, the confidentiality, intellectual property assignment, non-compete and non-solicitation provisions contained herein.
The Laws of the Commonwealth of Massachusetts, applicable as though to a contract made in Massachusetts by residents of Massachusetts and wholly to be performed in Massachusetts without giving effect to principles of conflicts of law, shall govern this Agreement and there are no understandings, agreements, and representations, express or implied, not specified herein.

AGREED TO BY:

/s/ Jo Murciano	December 2, 2008
Executive	(DATE)

ACCEPTED BY:

/s/ Dean Goodermote
For the Corporation
NAME: Dean Goodermote	December 2, 2008
TITLE: CEO and President	(DATE)
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